Exhibit 99

News Release

Contact:    Stephen Allison

Gensym Corporation

781-265-7100

Gensym Corporation Provides Update Regarding Review of

Accounting and Stock Option Grant Practices

Burlington, Mass. – March 6, 2007 – Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of rule engine software for mission-critical solutions, today announced an update regarding internal financial reviews. As previously reported, Gensym Corporation has been engaged in an internal review of its accounting practices and oversight with respect to the accounting for certain software license and service agreement transactions and a self-initiated review of its historic stock option granting practices. The review of accounting for certain software license and service agreement transactions has been conducted under the supervision of the Audit Committee of the Board of Directors, and the review of historic stock option granting practices has been conducted under the supervision of a special committee of the Board of Directors. Gensym has completed both reviews and has presented the results to its auditors.

Gensym is still in the process of analyzing the impact of these various accounting matters on the Company’s prior financial statements but expects that it will make adjustments to its historical financial statements relating to the timing of the recognition of revenue and the allocation of revenue between license fees and maintenance. These adjustments generally will have the effect of deferring revenue previously recognized until later periods.

In connection with the findings of the review of accounting for certain software license and service agreement transactions, Gensym is implementing enhanced accounting policies and internal controls, as well as improved sales policies and procedures relating to sales, license delivery, consulting management and product exchanges and returns. Gensym has also begun to strengthen its financial reporting competencies, develop internal controls and compliance training programs, implement personnel changes where necessary and establish corporate policies, practices and controls which are clear, concise and consistent.

The review of historic stock option granting practices did not uncover systematic backdating of option grants. Gensym did, however, identify mistakes in accounting for certain option grants where the measurement date for accounting purposes was incorrectly applied. As a result, Gensym will make adjustments to its previously reported non-cash compensation charges. Gensym expects that the cumulative impact of these adjustments from the year 1996 to the present will be less than $300,000.

Gensym is working with its auditors to complete the restatement of historical financial statements following these reviews. Gensym has already delayed the filing of its quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2006 and September 30, 2006. Because the restatement work is ongoing, Gensym anticipates that it will also need to delay filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Gensym currently cannot estimate when it may file the Forms 10-Q and 10-K but will do so as soon as practicable following completion of the restatement described above.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting and complete solutions.

Gensym and G2 are registered trademarks of Gensym Corporation.

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